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                   MEDICAL IMAGING CENTERS OF AMERICA, INC.           Exhibit 11
                       COMPUTATION OF EARNINGS PER SHARE




                                                                 Three Months Ended September 30,    Nine Months Ended September 30,
                                                                 --------------------------------    -------------------------------
(in thousands except per share information)                          1995                1994            1995              1994
------------------------------------------                       ------------        ------------    ------------       ------------
                                                                                                                             (B)
Net income for computation of primary earnings per share               $3,621              $1,347          $5,096               $455

Fully diluted:
Adjustment for interest and amortization for the conversion
  of debentures                                                           141                 202             505                ---
                                                                 ------------        ------------    ------------       ------------
Net income for computation of fully diluted earnings per share         $3,762              $1,549          $5,601               $455
                                                                 ============        ============    ============       ============

Average shares:
Common shares                                                           2,463               2,426           2,442              2,426
Stock option and warrant equivalent shares                                183                   4             183                  4
                                                                 ------------        ------------    ------------       ------------
Average shares for computation of primary earnings per share            2,646               2,430           2,625              2,430

Fully diluted:
Stock option and warrant equivalent shares - difference from
  primary(A)                                                              ---                  59             ---                ---
Conversion of debentures                                                  547                 733             629                ---
                                                                 ------------        ------------    ------------       ------------
Average shares for computation of fully diluted earnings per
  share                                                                 3,193               3,222           3,254              2,430
                                                                 ============        ============    ============       ============

Net income per share:
Primary                                                                 $1.37               $0.55           $1.94              $0.19
                                                                 ============        ============    ============       ============
Fully diluted                                                           $1.18               $0.48           $1.72              $0.19
                                                                 ============        ============    ============       ============


(A) In 1995 and 1994, the treasury stock method was used to calculate the common stock equivalent number of shares from options and warrants.

(B) Adjustment for interest and amortization and additional shares from the conversion of debentures issued in 1989 are not included in the calculation for the nine months ended September 1994 as their effect would be antidilutive.